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                                                                    Exhibit 12.1

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
                                               2000       1999       1998         1997        1996
                                               ----       ----       ----         ----        ----
DETERMINATION OF RATIO OF EARNINGS TO
-------------------------------------
FIXED CHARGES:
--------------

(Loss) income before (benefit)               $(5,236)   $(5,977)    $(6,737)     $ 5,046     $ 1,851
 provision for income taxes and
 extraordinary
Write-down of DPAP inventories                                                                 2,213
Loss on disposition of Bazooka Beds                                   2,866
Recapitalization and transaction costs                                5,099        1,719         306

Fixed charges
Amortization of deferred financing costs         946      1,181         858           12           -
Interest expense                              20,747     18,013      11,234        3,012       2,518
                                            ---------------------------------------------------------
Earnings before fixed charges                 16,457     13,217      13,320        9,789       6,888

Fixed charges
Amortization of deferred financing costs         946      1,181         858           12           -
Interest expense                              20,747     18,013      11,234        3,012       2,518
                                            ---------------------------------------------------------
Total fixed charges                          $21,693    $19,194     $12,092      $ 3,024     $ 2,518

Ratio of earnings to fixed charges               0.8x       0.7x        1.1x         3.2x        2.7x
                                            ---------------------------------------------------------
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